Exhibit 23.3

9/F, Office Tower Cl, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500    Fax: +86 10 8525 5511 / 8525 5522

Beijing ● Shanghai ● Shenzhen ● Hong Kong ● Haikou ● Wuhan ● Singapore ● New York

www.hankunlaw.com

Date: April 18, 2025

Hang Feng Technology Innovation Co., Ltd. (“Hang Feng”)

Unit 2008, 20/F, Cheung Kong Center, 2
Queen’s Road Central, Hong Kong
(852) 39052399

Dear Sir/Madam:

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”, which, for purposes of this consent only, does not include the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC or the Taiwan Region), and we have been engaged by Hang Feng as its PRC legal counsel to advise on certain legal matters related to the laws and regulations of the PRC.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the SEC and in the prospectus forming a part thereof.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices

CONFIDENTIALLY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.